Contact:    Darris Gringeri
DIRECTV
(212) 205-0882

Anthony Vinciquerra Appointed to
DIRECTV Board of Directors

EL SEGUNDO, Calif., Sep.13, 2013 –DIRECTV, one of the world’s leading providers of digital television entertainment, announced that Anthony Vinciquerra has joined its Board of Directors, effective today.
Mr. Vinciquerra is a senior advisor to Texas Pacific Group in the Technology, Media and Telecom sectors, advising on acquisitions and operations across all of TPG’s investing arenas (TPG Capital, TPG Growth and TPG Opportunities). Previously, he was chairman and chief executive officer of Fox Networks Group including the Fox Television Network, Fox Cable Networks, Fox Sports and Fox International Channels (where he grew all of those businesses to peak performance). He also held senior positions at Hearst Argyle, CBS Television Station Group and earlier in his career was general manager of KYW-TV in Philadelphia.
“Tony is a stellar addition to our board and his counsel will be extremely valuable to DIRECTV as we continue to navigate through a fiercely competitive environment and increasingly difficult contract negotiations with programmers,” said Mike White, chairman, president and CEO of DIRECTV.  “His expertise in television production, broadcasting, sports and international programming perfectly complement the broad experience of our current directors and ensures DIRECTV will continue to have a talented and well-rounded Board.”
Mr. Vinciquerra holds a bachelor’s degree in marketing from SUNY Albany.
About DIRECTV:
DIRECTV (NASDAQ:DTV) is one of the world's leading providers of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to more than 20 million customers in the United States and more than 16 million customers in Latin America. For more information on DIRECTV, visit directv.com.
# # #